EXHIBIT 4.4

NEITHER THIS WARRANT (THE “WARRANT”) NOR THE SHARES OF STOCK ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE, TRANSFER OR OTHER DISPOSITION OF THIS WARRANT OR SAID SHARES MAY BE EFFECTED WITHOUT (i) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR (ii) AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED, EXCEPT THAT NO SUCH OPINION SHALL BE REQUIRED IF SUCH SALE IS PURSUANT TO RULE 144 PROMULGATED UNDER THE ACT.

WARRANT

TO PURCHASE

SHARES OF SERIES B-1 PREFERRED STOCK

THIS CERTIFIES THAT, for good and valuable consideration received from Heller Financial Leasing, Inc. (“Warrantholder”), Warrantholder is entitled to subscribe for and purchase 68,512 of Preferred shares (as adjusted pursuant to provisions hereof, the “Shares”) of the fully paid and non-assessable Series B-1 Preferred Stock (the “Preferred Stock”) of Danger, Inc., a Delaware corporation with its principal place of business at 124 University Avenue, Palo Alto, CA 94301 (the “Company”), at an exercise price per share as determined pursuant to Section 1 hereof (such price and such other price as shall result, from time to time, from adjustments specified herein, is hereafter referred to as the “Exercise Price”), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, the term “Preferred Stock” shall mean the Company’s presently authorized Series B-1 Preferred Stock, and any stock into or for which such Series B-1 Preferred Stock may hereafter be converted or exchanged pursuant to the Certificate of Incorporation of the Company as from time to time amended as provided by law and in such Certificate. As used herein, the term “Grant Date” shall mean January 25, 2002. The Company acknowledges that the cash consideration paid by Warrantholder for this Warrant is $10.00 for income tax purposes, and that this Warrant is issued in connection with that certain financial accommodation entered into by and between Company as the obligor and Warrantholder as the obligee thereunder (the “Financing Arrangement”).

In the event that all of the Preferred Stock is converted into Common Stock, this Warrant shall be exercisable solely for such Common Stock, and any reference throughout this Warrant to shares of Preferred Stock shall be deemed to refer to the shares of Common Stock into which the Preferred Stock may be converted.

1. Term and Exercise Price.

(a) Term. The purchase rights represented by this Warrant are exercisable, in whole or in part, at any time and from time to time, from and after the initial occurrence of a Pricing Event (as defined herein) until the seventh (7th) anniversary of the Grant Date.

(b) Exercise Price. The Exercise Price may be adjusted from time to time upon the occurrence of the following events (each such event, a “Pricing Event”):

(i) Liquidity Event. If a Liquidity Event (as defined below) occurs at any time between the Grant Date and July 31, 2002 and an event described in Section 1(b)(ii) or Section 1(b)(iii) has not occurred, the Exercise Price shall equal the sum of $1.4596 per share plus the product of (a) the difference between (i) the value of the consideration payable in the Liquidity Event on a share of Preferred Stock and (ii) $1.4596, multiplied by (b) the fraction resulting from dividing (i) the number of days between the Grant Date and the date of the Liquidity Event by (ii) the number of days between July 20, 2001 and the date of the Liquidity Event. “Liquidity Event” shall mean (i) a consolidation or merger of the Company with or into another corporation or entity (other than a merger with another corporation or entity in which the Company is the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), (ii) a sale of all or substantially all of the Company’s assets or (iii) a sale of the Company’s Common Stock in a firmly underwritten initial public offering, pursuant to an effective registration statement under the Act.

(ii) Aborted Series B-2 Financing. If a closing of the sale of the Company’s Series B-2 Preferred Stock, at a price per share of $2.5218, does not occur prior to July 31, 2002 (an “Aborted B-2 Financing”), the Exercise Price shall be $1.4596. If at any time following the Aborted B-2 Financing but prior to the expiration of the Warrant, the Company completes a subsequent bona fide round of equity financing (the “Next Round Financing”), the Exercise Price shall be adjusted to equal the sum of $1.4596 per share plus the product of (a) the difference between (i) the per share price of the class or series of equity security issued in connection with the Next Round Financing (the “Next Round Stock”) and (ii) $1.4596, multiplied by (b) the fraction resulting from dividing (i) the number of days between the Grant Date and the date of the Next Round Financing by (ii) the number of days between July 20, 2001 and the date of the Next Round Financing.

(iii) Completed Series B-2 Financing. If a closing of the sale of the Company’s Series B-2 Preferred Stock, at a price per share of $2.5218, occurs prior to July 31, 2002 (a “Completed B-2 Financing”) then the Exercise Price shall be $2.5218. If at any time following the Completed B-2 Financing but prior to the expiration of the Warrant, the Company completes a Next Round Financing, the Exercise Price shall be adjusted to equal the sum of $2.5218 per share plus the product of (a) the difference between (i) the per share price of the class or series of equity security issued in connection with the Next Round Financing (the “Next Round Stock”) and (ii) $2.5218, multiplied by (b) the fraction resulting from dividing (i) the number of days between the Grant Date and the date of the Next Round Financing by (ii) the number of days between July 31, 2002 and the date of the Next Round Financing.

2. Method of Exercise; Net Issue Exercise.

2.1 Method of Exercise; Payment; Issuance of New Warrant. The purchase rights represented by this Warrant may be exercised by the Warrantholder, in whole or in part and from time to time, by the surrender of this Warrant (with the notice of exercise form attached hereto as

Exhibit A duly executed) at the principal office of the Company and by the payment to the Company of an amount equal to the then applicable Exercise Price per share multiplied by the number of Shares then being purchased. The Warrantholder shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised. In the event of any exercise of the rights represented by this Warrant, certificates for the Shares so purchased shall be promptly delivered to the holder hereof as soon as practicable (and in any event within 20 business days of receipt of such notice) and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant may thereafter be exercised shall also be issued to the holder hereof as soon as practicable (and in any event within such 20 business day period).

2.2 Non-Cash Exercise.

(a) In lieu of payment in cash, the rights represented by this Warrant may also be exercised by a written notice of exercise in the form of Annex A attached hereto, providing for the non-cash exercise of this Warrant for the Shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised), specifying that this non-cash exercise election has been made, and the net number of Shares to be issued after giving effect to such non-cash exercise. In the event the Warrantholder makes such election, Company shall issue to the holder a number of shares computed using the following formula:

X	=	Y (A – B)
A

Where:

X	=	the number of Shares to be issued to the holder
Y	=	the number of Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (as of the date of such non-cash exercise)
A	=	the Fair Market Value of one Share of Preferred Stock (as of the date of such non-cash exercise)
B	=	Exercise Price of one Share of Preferred Stock (as adjusted to the date of such non-cash exercise)

(b) For purposes of this Section 2.2, the “Fair Market Value” of one share of the Company’s Preferred Stock shall be equal to the number of shares of Common Stock into which each share of Preferred Stock is convertible as of the date of the exercise, multiplied by the “Fair Market Value” of a share of Common Stock (as determined pursuant to this Section 2.2). The “Fair Market Value” of one share of the Company’s Common Stock shall be equal to either (i) if the exercise of this Warrant occurs in connection with an initial public offering of the Company, the “initial price to public” specified in the final prospectus with respect to the initial public offering and if the Company’s registration statement has been declared effective by the Securities and Exchange Commission (as provided in Section 2.5), or (ii) if the exercise of this Warrant occurs after or not in connection with an initial public offering of the Company, the average of the closing price(s) of the Company’s Common Stock as quoted over the counter or on any exchange on which the Common Stock is listed as such closing prices are published in The Wall Street Journal for the fifteen trading days (or such lesser number of trading days as the stock may have been actually trading) ending on the day prior to the date of determination of Fair Market Value. Notwithstanding the foregoing, if the Warrant is exercised in connection with a merger or sale of all or substantially all of the Company’s assets, “Fair Market Value” shall mean the value that would have been allocable to or received in respect of a Warrant Share had the Warrant been exercised immediately prior to such merger or sale. If the Common Stock is not traded Over-The-Counter or on an exchange, or if the Warrant is not exercised in connection with a merger or sale of all or substantially all of its assets, the Fair Market Value shall be determined in good faith by the Company’s board of directors. If the holder hereof does not agree with the determination of Fair Market Value as determined by the Company’s board of directors, the Company and the holder hereof shall negotiate an appropriate Fair Market Value. If after ten (10) days, the Company and the holder cannot agree, then the holder may request that the Fair Market Value be determined by an investment banker of national reputation selected by the Company and reasonably acceptable to the Warrantholder. The fees and expenses of such investment banker shall be borne by the Company unless the Fair Market Value determined by such investment banker is equal to or less than the Fair Market Value as determined by the Company, in which event the fees and expenses of such investment banker shall be borne by the holder hereof.

2.3 Exercise Into Common Stock. Upon any exercise of this Warrant, at the election of the holder, this Warrant may be exercised into the number of shares of Common Stock into which the Shares issuable upon such exercise are then convertible.

2.4 Exercise in Connection with an Initial Public Offering, Sale or Merger. Notwithstanding any other provision hereof, if the exercise of all or any portion of this Warrant is made or to be made in connection with the occurrence of a public offering, sale or merger of the Company, the exercise of all or any portion of this Warrant shall, at the election of the Warrantholder, be conditioned upon the consummation of the public offering, sale or merger of the Company in which case such exercise shall not be deemed to be effective until the consummation of such transaction. In the event that transaction is not consummated within 45 days of the targeted date of the transaction, any such exercise shall, at the election of the Warrantholder, be deemed rescinded.

3. Stock Fully Paid; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this Warrant and Common Stock issuable upon conversion of the Preferred Stock will, upon issuance, be validly issued, fully paid and non-assessable, issued in compliance with all applicable federal and state securities laws, and free from all taxes, liens and charges with respect to the issue thereof (except for any applicable transfer taxes which may arise from any subsequent transfer of the Shares by Warrantholder, which shall be paid by Warrantholder). During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of issuance upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Preferred Stock (and Common Stock issuable upon conversion of the Preferred Stock) to provide for the exercise of the rights represented by this Warrant.

4. Adjustment of Exercise Price and Number of Shares. The number of Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification, Reorganization, Merger or Sale. In case of any (i) reclassification, reorganization, change or conversion of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision, combination or stock dividend), or (ii) consolidation or merger of the Company with or into another corporation or entity (other than a merger with another corporation or entity in which the Company is the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or (iii) sale of all or substantially all of the assets of the Company, then in any of these events, the Company, or such successor or purchasing corporation, as the case may be, shall execute a new Warrant (in form and substance satisfactory to the holder of this Warrant) providing that the holder of this Warrant shall have the right to exercise such new Warrant and upon such exercise to receive, in lieu of each share of Preferred Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property allocable to or receivable by a holder of one share of Preferred Stock upon such reclassification, change, consolidation, merger or sale. Such new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this section (a) shall similarly apply to successive reclassifications, changes, consolidations, mergers and sales.

(b) Subdivisions or Combination of Shares; Stock Dividends. In the event that the Company shall at any time subdivide the outstanding shares of Preferred Stock, or shall issue a stock dividend on its outstanding shares of Preferred Stock, the number of Shares issuable upon exercise of this Warrant immediately prior to such subdivision or immediately prior to the issuance of such stock dividend shall be proportionately increased, and the Exercise Price shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding shares of Preferred Stock, the number of Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased, and the Exercise Price shall be proportionately increased, effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

(c) Issuance of Additional Shares. In the event that the Company shall issue shares of its capital stock at a price less than the Exercise Price (after giving effect to any stock splits, reclassifications and the like) (a “Diluting Issuance “), the price at which the Shares may be converted into the Company’s Common Stock shall be adjusted in accordance with the provisions of the Company’s then effective Certificate of Incorporation which apply to Diluting Issuances. The holder acknowledges that any adjustment to the conversion price arises from the provisions of the Certificate of Incorporation, and that no additional right to adjustment based on the issuance of additional shares is created hereby.

(d) No Impairment. The Company will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

(e) Notices of Record Date. In case at any time:

(i) the Company shall declare any dividend upon its Preferred Stock or Common Stock payable in cash or stock or make any other distribution to the holders of its Preferred Stock or its Common Stock;

(ii) the Company shall offer for subscription pro rata to the holders of its Preferred Stock any additional shares of stock of any class, or other rights;

(iii) there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with or into, or a sale of all or substantially all its assets to another entity or entities; or

(iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, or by telex or telecopier, addressed to the holder of this Warrant at the address of such holder as shown on the books of the Corporation, (A) at least 30 days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Preferred Stock or Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Preferred Stock or Common Stock shall be entitled to exchange their Preferred Stock or Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

5. Notice of Adjustments. Whenever the Exercise Price shall be adjusted pursuant to the provisions hereof, the Company shall within 20 days of such adjustment deliver a certificate signed on behalf of the Company by its chief financial officer (or an officer of similar standing) to the holder of this Warrant setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price after giving effect to such adjustment.

6. Fractional Shares. No fractional shares of Preferred Stock or Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

7. Compliance with Securities Act; Disposition of Warrant or Shares of Preferred Stock; Compliance with Bank Holding Company Act.

(a) Compliance with Securities Act. The holder of this Warrant, by acceptance hereof, agrees that this Warrant, the shares of Preferred Stock to be issued upon exercise hereof and the Common Stock to be issued upon the conversion of such Preferred Stock are being acquired for investment purposes only and that such holder will not offer, sell or otherwise dispose of this Warrant or any shares of Preferred Stock to be issued upon exercise hereof (or Common Stock to be issued upon the conversion of such Preferred Stock) except under circumstances which will not result in a violation of the Act and as permitted by Section 7(b) below. This Warrant and all shares of Preferred Stock issued upon exercise of this Warrant (or Common Stock to be issued upon the conversion of such Preferred Stock) shall, unless registered under the Act, be stamped or imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE OR DISPOSITION MAY BE EFFECTED WITH OUT (i) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR (ii) AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED, EXCEPT THAT NO SUCH OPINION SHALL BE REQUIRED IF SUCH SALE IS PURSUANT TO RULE 144 PROMULGATED UNDER THE ACT. A COPY OF THE AGREEMENT COVERING THE PURCHASE OR SALE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER OR SALE MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD HEREOF.

(b) Disposition of Warrant and Shares. With respect to any offer, sale or other disposition of this Warrant or any shares of Preferred Stock acquired pursuant to the exercise of this Warrant (or Common Stock to be issued upon the conversion of such Preferred Stock) prior to registration of such shares, the holder hereof and each subsequent holder of this Warrant (or any shares of Preferred Stock or common stock issued upon conversion of the Preferred Stock) agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written statement that he, she or it is an “accredited investor” as defined under Rule 501 of Regulation D under the Act and agrees to be bound by all of the restrictions on transfer contained herein, along with a written opinion of such holder’s counsel, if reasonably requested by the Company and reasonably satisfactory to the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect) of this Warrant or such shares of Preferred Stock (or Common Stock to be issued upon the conversion of such Preferred Stock) and indicating whether or not under the Act this Warrant or the certificates representing such shares of Preferred Stock or Common Stock to be sold or otherwise disposed of require any restrictive legend thereon in order to ensure compliance with the Act. This Warrant or the certificates representing the shares of Preferred Stock or Common Stock thus transferred (except a transfer pursuant to Rule 144) shall bear a legend as to the applicable restrictions on transferability in order to insure compliance with the Act, unless in the aforesaid opinion of counsel for the holder, such legend is not required in order to insure compliance with the Act. If the legend is not required, Company agrees to reissue the Warrant and/or the shares receivable upon the exercise hereof without said legend. Nothing herein shall restrict the transfer of this Warrant (or any portion hereof) or the certificates representing the shares of Preferred Stock acquired pursuant to the exercise of this Warrant (or Common Stock to be issued upon the conversion of such Preferred Stock) by the initial holder hereof or any successor holder to (i) any affiliate of such holder, provided such affiliate is an accredited investor, including without limitation any partnership affiliated with such holder, any partner of any such partnership or any successor corporation to the holder hereof as a result of a merger or consolidation with or a sale of all or substantially all of the stock or assets of the holder, (ii) any legal entity or natural person (hereinafter “Person”) in a public offering pursuant to an effective registration statement under the Act, (iii) to any other Person to the extent that the transfer to such Person is exempt from the registration requirements of the Act and such Person agrees in writing to be bound by all of the restrictions on transfer contained herein, or (iv) any Person or Persons if the holder hereof shall also transfer or assign all or part of its interest in the Financing Arrangement and such Person agrees in writing to be bound by all of the restrictions on transfer contained herein. Any transfer described above must be made in compliance with all applicable federal and state securities laws. The Company may issue stop transfer instructions to its transfer agent in connection with the foregoing restrictions.

8. Warrantholder’s Representations

(a) The Warrantholder acknowledges that it has had access to all material information concerning the Company which it has requested. The Warrantholder also acknowledges that it has had the opportunity to, and has to its satisfaction, questioned the officers of the Company with respect to its investment hereunder. The Warrantholder represents that it understands that the Warrant and the Preferred Stock (and the shares of Common Stock issuable upon conversion of the Preferred Stock) are speculative investments, that it is aware of the Company’s business affairs and financial condition and that it has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Warrant. The Warrantholder is purchasing the Warrant and any Preferred Stock issued upon exercise thereof (and the shares of Common Stock issuable upon conversion of the Preferred Stock) for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof in violation of the Act or applicable state securities laws. The Warrantholder further represents that it understands that the Warrant and Preferred Stock have not been registered under the Securities Act or applicable state securities laws by reason of specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the Warrantholder’s investment intent as expressed herein. The Warrantholder acknowledges that it is experienced in evaluating and investing in companies engages in business similar to the Company’s and that it has such knowledge and experience in financial and business affairs that it is capable of evaluating the merits and risks of investment in the Company and it is able to bear the economic risk of that investment. The Warrantholder is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. The Warrantholder’s corporate headquarters and principal place of business is located in the State of Illinois.

9. Company’s Representations

As a material inducement to the Warrantholder to purchase this Warrant, the Company hereby represents and warrants that:

(a) The Company shall have made all filings under applicable federal and state securities laws necessary to consummate the issuance of this Warrant pursuant to this Agreement in compliance with such laws, except for such filings as may be made properly after the Closing.

(b) If applicable, the Company, the Warrantholder and any original investors in the Company who are parties to any stock purchase agreements, and whose consent or approval is required prior to the execution and delivery of this Warrant, shall have entered into an amendment to each such stock purchase agreement to provide for such consent and any required waivers, in such form and substance acceptable to the Warrantholder, and such amendment shall be in full force and effect as of the date hereof.

(c) If applicable, the Company, the Warrantholder and any original holders of shares in the Company who are parties to any investor’s rights agreements, and whose consent or approval is required prior to the execution and delivery of this Warrant, shall have entered into an amendment to each such investor’s rights agreement, providing for such consent and any required waivers and, where appropriate, adding the Warrantholder as a party thereto, in such form and substance acceptable to the Warrantholder, and such amendment shall be in full force and effect as of the date hereof.

(d) The copies of any existing stock purchase agreements and investor’s rights agreements and the Company’s charter documents and bylaws which have been furnished to Warrantholder or the Warrantholder’s counsel reflect all amendments made thereto at any time prior to the date hereof and are correct and complete.

(e) As of the date hereof, the authorized capital stock of the Company shall be as stated on the Capitalization Schedule attached hereto as Exhibit B (the “Capitalization Schedule”) and made a part hereof. As of the date hereof, except for this Warrant and except as set forth on the attached Capitalization Schedule, the Company shall not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights, warrants or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans. The Capitalization Schedule truthfully and accurately sets forth the Company’s information with respect to all outstanding options and rights to acquire the Company’s capital stock. As of the date hereof, except as set forth on the Capitalization Schedule, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. As of the date hereof, all of the outstanding shares of the Company’s capital stock shall be validly issued, fully paid and nonassessable.

(f) With respect to the issuance of this Warrant or the issuance of the Preferred Stock upon exercise of the Warrant (and the shares of Common Stock issuable upon conversion of the Preferred Stock), there are no statutory or contractual stockholders preemptive rights or rights of refusal, except for any such rights contained in any stock purchase agreement and/or investor’s rights agreements which have been waived. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of this Warrant does not require registration under the Securities Act or any applicable state securities laws. To the best of the Company’s knowledge, there are no agreements between the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s affairs, except for any stock purchase agreements and any investor’s rights agreements identified on the attached Capitalization Schedule.

(g) The execution, delivery and performance of this Warrant has been duly authorized by the Company. This Warrant constitutes a valid and binding obligation of the Company, enforceable in accordance with its respective terms. The execution and delivery by the Company of this Warrant, the issuance of the Preferred Stock upon exercise of this Warrant (and the shares of Common Stock issuable upon conversion of the Preferred Stock), and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the charter or bylaws of the Company or any subsidiary, or any law, statute, rule or regulation to which the Company or any subsidiary is subject, or any agreement, instrument, order, judgment or decree to which the Company or any subsidiary is subject, except for any such filings required under applicable “blue sky” or state securities laws or required under Regulation D promulgated under the Securities Act.

10. Company’s Covenants

(a) Until such time as the Company shall have satisfied all of its obligations under the Financing Arrangement, Company shall deliver to Warrantholder such financial information as is required under the terms of the Financing Arrangement. From and after the date that the Company shall have satisfied all of its obligations under the Financing Arrangement, the Company shall deliver to the Warrantholder (so long as the Warrantholder holds all or any portion of the Warrant or any Preferred Stock or any shares of Common Stock issuable upon conversion of the Preferred Stock) all of the financial and other information delivered or required to be delivered by the Company to any of its stockholders. All such financial and other information shall be delivered pursuant to this Section 10(a) on a timely basis, but no later than 30 days after each fiscal quarter end for quarterly statements and no later than 90 days after each fiscal year end for annual statements.

11. Miscellaneous

(a) Rights as Shareholders. No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Preferred Stock (or Common Stock to be issued upon the conversion of such Preferred Stock) or otherwise be entitled to any voting or other rights as a shareholder of the Company, until this Warrant shall have been exercised and the Shares purchasable upon the exercise shall have become deliverable, as provided herein.

(b) Issuance Tax. The issuance of certificates for shares of Preferred Stock upon exercise of this Warrant (or Common Stock to be issued upon the conversion of such Preferred Stock) shall be made without charge to the holder hereof for any issuance tax in respect hereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of this Warrant.

(c) No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities by the Company whether hereunder or in any other document, agreement or instrument by which the Company may be bound. For the purposes of this Agreement, “Registrable Securities” means (i) any Preferred Stock issued upon exercise of this Warrant (and the shares of Common Stock issuable upon conversion of the Preferred Stock) and (ii) any Preferred or Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, sale, consolidation or other reorganization. For purposes hereof, a Person shall be deemed to be a holder of Registrable Securities, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder.

(d) Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the holder of this Warrant.

(e) Attorneys’ Fees. In the event of an action, suit or proceeding brought under or in connection herewith, the prevailing party therein shall be entitled to recover from, and the other party hereto agrees to pay, the prevailing party’s costs and expenses in connection therewith, including reasonably attorneys’ fees.

(f) Notices. All notices, demands or other communications required or permitted to be given or delivered under or by reason of the provisions hereof shall be in writing and shall be deemed to have been given when delivered personally to the recipient, the next business day after having been sent to the recipient by reputable overnight courier service (charges prepaid) or four business days after having been mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Warrantholder and to the Company at the respective addresses indicated on the signature page hereof, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(g) Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Preferred Stock issuable upon the exercise of this Warrant (or Common Stock to be issued upon the conversion of such Preferred Stock) shall survive the exercise and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof. All covenants and agreements contained herein by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions hereof which are for the benefit of Warrantholders or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities. The Company will, at the time of the exercise of this Warrant, in whole or in part, upon request of the holder hereof but at the Company’s expense, acknowledge in writing its continuing obligation to the holder hereof in respect of any rights (including, without limitation, any right to registration of the Shares which rights are agreed to by the Company) to which the holder hereof shall continue to be entitled after such exercise in accordance with this Warrant; provided that the failure of the holder hereof to make any such request shall not affect the continuing obligation of the Company to the holder hereof in respect of such rights.

(h) Lost Warrants or Stock Certificates. The Company covenants to the holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant or any stock certificate issued upon exercise hereof or in replacement thereafter and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company and without requiring any bond, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, or like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

(i) Registration Rights. The holder hereof shall be entitled, upon execution of an amendment to the Company’s Amended and Restated Investors’ Rights Agreement, dated as of July 20, 2001, September 5, 2001 and September 18, 2001, attached hereto as Exhibit C (the “Rights Agreement”), with respect to the shares of Preferred Stock issued upon exercise hereof or the shares of Common Stock issued upon conversion of the Preferred Stock, to the piggyback registration rights set forth in Section 2.3 of the Rights Agreement to the same extent and on the same terms and conditions as possessed by the Investors thereunder.

(j) Market Stand-Off. To the extent requested by the Company and an underwriter of Common Stock or other securities of the Company, Warrantholder hereby agrees that during the period of duration (not to exceed 180 days) specified by the Company and such underwriter following the effective date of any registered underwritten public offering of Company securities (the “Stand Off Period”), it shall not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any securities of the Company held by it at any time during such period, except Common Stock included in such registration; provided, however, that this agreement on restrictions shall be void and of no force and effect unless similar restrictions upon transfer are entered into by the Company’s executive officers and directors, including but not limited to the term of duration of the Stand Off Period. In order to enforce this covenant, the Company may impose stop-transfer instructions with respect to the Company’s securities held by such holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

(k) Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

(l) Governing Law. THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF CALIFORNIA, EXCLUDING THAT BODY OF LAW RELATING TO CONFLICTS OF LAW AND CHOICE OF LAW.

SIGNATURE PAGE FOLLOWS:

In Witness Whereof, this Warrant to purchase Preferred Stock has been duly executed as of the Grant Date hereinabove set forth.

Issued By:		Accepted By:

Danger, Inc.		Heller Financial Leasing, Inc.

By:	/s/ Andrew E. Rubin	By:	/s/ Charles Arkin
Title:	CEO	Title:	AVP – Contract Administration

Address for Notices:		Address for Notices:
124 University Ave.		500 West Monroe
Palo Alto, CA 94301		Chicago, IL 60661
Attention: Portfolio Management,

Dated as of : 1/25/02

Copy to:

Brobeck, Phleger & Harrison

Two Embarcadero Place

2200 Gerg Road

Palo Alto, CA 94303

Atten: David Makarechian, Esq.

EXHIBIT A

Notice of Exercise

To:	Danger, Inc. (“Company”)

124 University Ave.

Palo Alto, CA 94301

Attention: Chief Financial Officer

[1. The undersigned hereby elects to purchase                                          shares of Series B-1 Preferred Stock of Company pursuant to the terms of the attached Warrants, and tenders herewith payment of the purchase price of such shares in full.]

[1. The undersigned hereby elects to purchase                                      shares of Series B-1 Preferred Stock of Company pursuant to a non-cash exercise of the Warrant as provided in Section 2.2 of the Warrant. *]

2. Check here if applicable:          The undersigned confirms that this exercise is made in connection with the occurrence of a public offering, sale or merger of the Company, and the undersigned further elects to condition this exercise of the Warrant upon the consummation of said public offering, sale or merger of the Company. This exercise shall not be deemed to be effective until the consummation of such transaction. In the event that transaction is not consummated within 45 days of the targeted date of the transaction, the undersigned will advise Company whether or not this exercise should be deemed rescinded.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

Heller Financial Leasing, Inc.

500 West Monroe

Chicago, IL 60661

3. The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing such shares.

Heller Financial Leasing, Inc.

By:
(Signature)

Its:

Date:

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